Exhibit 10.7

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is entered into as of October 5, 2018, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WILMINGTON SAVINGS FUND SOCIETY, FSB, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”), NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (“Borrower”), and each of the other Loan Parties (as defined in the Credit Agreement referred to below).

WHEREAS, the Borrower, the Lenders and the Agent are party to that certain Second Lien Term Loan Credit Agreement, dated as of August 7, 2017 (as amended, amended and restated, modified or supplemented from time to time, including hereby, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement), pursuant to which the Lenders agreed to make a Term Loan to the Borrower;

WHEREAS, the Borrower has requested that the Lenders provide the Borrower with an additional term loan under the First Lien Credit Agreement in an aggregate principal amount of $10,000,000 (the “First Amendment First Lien Term Loan”), the proceeds of which will be used to finance an Acquisition (the “Clearwater Acquisition”) pursuant to that certain Equity Purchase Agreement dated October 5, 2018, by and among the David Niederst Irrevocable Trust, Stillwater Seven, LLC, an Ohio limited liability company, and Nuverra Ohio Disposal LLC, a Delaware limited liability company (the “Buyer”), whereby the Borrower, through various transactions, will become the direct or indirect parent of (i) Clearwater Three, LLC, an Ohio limited liability company, (ii) Clearwater Five, LLC, an Ohio limited liability company, and (iii) Clearwater Solutions, LLC, an Ohio limited liability company (together with the Buyer, collectively, the “New Loan Parties” and each, individually, a “New Loan Party”);

WHEREAS, the Loan Parties have requested that the Agent and the Lenders amend certain provisions of the Credit Agreement to reflect certain conforming amendments to the First Lien Credit Agreement and, subject to the satisfaction or waiver of the conditions set forth herein, the Agent and the Lenders are willing to do so, on the terms set forth herein.

WHEREAS, the Borrower has notified the Agent that Borrower intends to dissolve each of (i) NES Water Solutions, LLC, a Delaware limited liability company, (ii) HEK Water Solutions, LLC, a Delaware limited liability company, (iii) Heckmann Woods Cross, LLC, a Utah limited liability company, (iv) Badlands Leasing, LLC, a North Dakota limited liability company, and (v) China Water and Drinks, Inc., a Delaware corporation (collectively, the “Dissolving Entities”) on or prior to December 31, 2018.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1.    Amendments to Credit Agreement. Upon satisfaction or waiver of the conditions set forth in Section 3 below:

(a) the Credit Agreement (but not the Schedules and Exhibits attached thereto) shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto;

(b) the schedules to the Credit Agreement are hereby amended by replacing Schedules C-1, E-1, 4.1(c), 4.27 and 5.14 thereof with the schedules in the forms set forth in Annex B hereto; and

(c) the schedules to the Guaranty and Security Agreement are hereby amended by replacing the applicable schedules to the Guaranty and Security Agreement with the corresponding schedules in the forms set forth in Annex C hereto.

2.    New Loan Parties, Guarantor and Grantor. Each reference to a “Loan Party,” the “Loan Parties,” a “Guarantor,” the “Guarantors,” a “Grantor,” or the “Grantors” in this Agreement, the Credit Agreement and the other Loan Documents shall include each New Loan Party, which shall for all purposes be a party to each applicable Loan Document to which any other Guarantor is a party and have the same rights, benefits and obligations as the other Loan Parties thereto.

3.    Conditions to Effectiveness. The effectiveness of this Agreement shall be subject to the satisfaction or waiver of the following conditions (the date on which all such conditions are satisfied or waived, the “First Amendment Effective Date”):

(a) The Agent shall have received appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Agent and the Required Lenders, desirable to perfect the Agent’s Liens in and to the Collateral of the New Loan Parties, and the Agent and the Required Lenders shall have received searches reflecting the filing of all such financing statements;

(b) The Agent shall have received each of the following documents, each in form and substance satisfactory to the Agent and the Required Lenders, duly executed and delivered, and each such document shall be in full force and effect:

(i) this Agreement;

(ii) an amendment to the First Lien Credit Agreement (the “First Lien Amendment”);

(iii) an amendment to the Intercreditor Agreement;

(iv) a joinder to the Guaranty and Security Agreement executed by each New Loan Party;

(v) a joinder to the Intercompany Subordination Agreement executed by each New Loan Party;

(vi) a pledged interests addendum that pledges the Pledged Interests (as defined in the Guaranty and Security Agreement), executed by the Borrower or any other applicable Grantor;

(vii) the Bridge Loan Agreement;

(viii) the Bridge Subordination Agreement;

(ix) a payoff letter evidencing that all Indebtedness and obligations of the New Loan Parties and their Subsidiaries, and the Liens securing the same, have been repaid and discharged in full;

(x) a borrower information certificate with respect to each New Loan Party; and

(xi) a Perfection Certificate with respect to each New Loan Party;

(c) The Agent shall have received a certificate from a responsible officer of the Borrower, in form and substance satisfactory to the Agent and the Required Lenders, (i) certifying that, after giving effect to this Agreement, each of the conditions set forth in the definition of “Permitted Acquisition” in the Credit Agreement has been satisfied, (ii) certifying to and attaching (I) a duly executed copy of the Clearwater Acquisition Agreement (including all schedules, exhibits and appendices thereto, in the case of such schedules, exhibits and appendices thereto, subject to any agreements, restrictions or limitations on disclosure or related to confidentiality amongst the parties to such acquisition) pursuant to which the Clearwater Acquisition is to be consummated and (II) true, correct and complete executed copies of the Second Lien Amendment and the Bridge Loan Agreement, and (iii) certifying that each Loan Party (after giving effect to the Clearwater Acquisition) is Solvent;

(d) The Agent shall have received evidence, in form and substance satisfactory to the Agent, that the Clearwater Acquisition shall have been, or shall substantially concurrently with the funding of the First Amendment First Lien Term Loan, be consummated in accordance with the terms of the Clearwater Acquisition Agreement;

(e) The Agent shall have received a certificate from a responsible officer of each Loan Party (other than the Dissolving Entities), in form and substance satisfactory to the Agent and the Required Lenders:

(i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of this Agreement;

(ii) authorizing specific officers of such Loan Party to execute the same, attesting to the incumbency and signatures of such specific officers of such Loan Party;

(iii) attesting to copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the date hereof, which Governing Documents shall be (A) certified by the responsible officer of such Loan Party, and (B) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the date hereof) by the appropriate governmental official;

(iv) attesting to certificates of status with respect to each Loan Party, dated within 10 days of the date hereof, such certificates to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificates shall indicate that such Loan Party is in good standing in such jurisdiction; and

(v) attesting to certificates of status with respect to each Loan Party, each dated within 30 days of the date hereof, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which such Loan Party’s failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(f) The Agent shall have received pro forma financial statements of Borrower and its Subsidiaries after giving effect to the consummation of the Clearwater Acquisition, in form and substance satisfactory to the Agent and the Required Lenders;

(g) The Agent shall have received a flow of funds memorandum, which shall include a statement of (i) sources of all funds to be used by the Loan Parties to consummate the Clearwater Acquisition and to pay all transaction expenses incurred in connection therewith and (ii) sources and uses of the First Amendment First Lien Term Loan and the Bridge Loan, in form and substance satisfactory to the Agent and the Required Lenders;

(h) The Agent shall have received completed reference and background checks with respect to the Borrower’s senior management, the results of which are satisfactory to the Required Lenders;

(i) Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions contemplated by this Agreement and the other Loan Documents;

(j) Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of this Agreement or with the consummation of the transactions contemplated hereby;

(k) The representations and warranties of the Loan Parties contained in Section 4 hereof shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the First Amendment Effective Date;

(l) No Default or Event of Default shall have occurred and be continuing as of the First Amendment Effective Date, nor shall result after giving effect to the Clearwater Acquisition and the other transactions contemplated to occur on the date hereof; and

(m) All other documents and legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to the Agent.

4.    Conditions Subsequent. The Loan Parties hereby covenant and agree to:

(a) no later than the date which is 30 days after the First Amendment Effective Date, deliver to the Agent certificates of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Credit Agreement, with respect to each New Loan Party, in form and substance satisfactory to the Required Lenders; and

(b) no later than the date which is 60 days after the First Amendment Effective Date, with respect to each of the Loan Parties’ Deposit Accounts maintained with The Huntington National Bank, either (i) cause such Deposit Account to be subject to a Control Agreement or (ii) deliver to the Agent evidence of closure thereof, in form and substance satisfactory to the Agent.

The failure by the Loan Parties to so perform or cause to be performed such conditions subsequent as and when required by the terms hereof (unless such date is extended by the Agent upon the consent and instruction of the Required Lenders in writing), shall constitute an Event of Default.

5.    Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Agent and each Lender that the following are as of the date hereof true and correct:

(a) Due Organization and Qualification. Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into Agreement and each other Loan Document to which it is a party and to carry out the transactions contemplated thereby.

(b) Due Authorization; No Conflict.

(i) As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement have been duly authorized by all necessary action on the part of such Loan Party; and

(ii) As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

(c) Governmental Consents. The execution, delivery, and performance by each Loan Party of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Agent for filing or recordation, by the New Loan Parties as of the date hereof.

(d) Binding Obligations. This Agreement and, in the case of each New Loan Party, each other Loan Document to which it is a party, is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) Previous Representations and Warranties. The representations and warranties of Borrower and its Subsidiaries contained in the Credit Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the First Amendment Effective Date, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

(f) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof, nor shall either result from the making of the First Amendment First Lien Term Loan or the grant or perfection of the Agent’s Liens on the Collateral of the New Loan Parties.

(g) Dissolving Entities. The Dissolving Entities do not (i) own any assets, (ii) have any liabilities, or (iii) engage in any business activity.

6.    Reaffirmation. Each of the Loan Parties as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (b) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Borrower’s Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each of the Loan Parties hereby consents to this Agreement and acknowledges that each of the Loan Documents in effect immediately prior to giving effect to this Agreement remains in full force and effect (in each case, as amended hereby or contemplated hereby, to the extent applicable) and is hereby ratified and reaffirmed. The execution of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders, the Issuing Bank or the Agent, constitute a waiver of any provision of any of the Loan Documents, or serve to effect a novation of the Obligations.

7.    Lender Consent and Instruction. Each of the Lenders party hereto hereby consents, and instructs the Agent, to enter into this Agreement and such other agreements as necessary to give effect to the transactions described herein, and the parties hereto agree that in entering into this Agreement the Agent shall be protected by and shall enjoy all of the rights, immunities, protections, and indemnities granted to it under the Credit Agreement and the other Loan Documents, including without limitation Sections 15.3 and 15.7 of the Credit Agreement. The Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Agreement (including any Annexes hereto) or the recitals contained herein.

8.    Miscellaneous.

(a) Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

(b) Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c) Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d) Independence of Provisions. Except as expressly provided by this Agreement, all of the terms and provisions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall not be construed as (i) a waiver or amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or (ii) a consent to any further or future action on the part of any Loan Party that would require the waiver or consent of the Lenders.

(e) Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

(f) Credit Agreement. This Agreement shall be deemed a Loan Document for all purposes of the Credit Agreement and the other Loan Documents. On and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in any other Loan Document to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement, as amended by this Agreement.

(g) Governing Law. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first above written.

BORROWER:

NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation

By:	/s/ Edward A. Lang

Name: Edward A. Lang
Title: Executive Vice President and Chief Financial Officer

GUARANTORS:

1960 WELL SERVICES, LLC
BADLANDS LEASING, LLC
BADLANDS POWER FUELS, LLC, a Delaware limited liability company
BADLANDS POWER FUELS, LLC, a North Dakota limited liability company
HECKMANN WATER RESOURCES CORPORATION
HECKMANN WATER RESOURCES (CVR), INC.
HECKMANN WOODS CROSS, LLC
HEK WATER SOLUTIONS, LLC
IDEAL OILFIELD DISPOSAL, LLC
LANDTECH ENTERPRISES, L.L.C.
NES WATER SOLUTIONS, LLC
NUVERRA TOTAL SOLUTIONS, LLC

By:	/s/ Edward A. Lang

Name: Edward A. Lang
Title: Vice President and Treasurer

[Signature Page to First Amendment to Credit Agreement]

WILMINGTON SAVINGS FUND, FSB, as Agent

By:	/s/ Geoffrey J. Lewis

Name:	Geoffrey J. Lewis
Title:	Vice President

[Signature Page to First Amendment to Credit Agreement]

ASCRIBE II INVESTMENTS LLC, as a Lender

By: /s/ Lawrence First
Name: Lawrence First
Title: Managing Director

ASCRIBE III INVESTMENTS LLC, as a Lender

By: /s/ Lawrence First
Name: Lawrence First
Title: Managing Director

ECF VALUE FUND, LP, as a Lender

By: /s/ Jeffrey Gates
Name: Jeffrey Gates
Title: President

ECF VALUE FUND II, LP, as a Lender

By: /s/ Jeffrey Gates
Name: Jeffrey Gates
Title: President

ECF VALUE FUND INTERNATIONAL MASTER, LP, as a Lender

By: /s/ Jeffrey Gates
Name:Jeffrey Gates
Title: President

ANNEX A

AMENDMENTS TO CREDIT AGREEMENT

~~EXECUTION VERSION~~Through First Amendment to Credit Agreement dated October 5, 2018

SECOND LIEN TERM LOAN CREDIT AGREEMENT

by and among

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Agent,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders, and

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

as Borrower

Dated as of August 7, 2017

1.	DEFINITIONS AND CONSTRUCTION		2

	1.1	Definitions	2

	1.2	Accounting Terms	2

	1.3	Code	2

	1.4	Construction	~~3~~2

	1.5	Time References	3

	1.6	Schedules and Exhibits	~~4~~3

2.	LOANS AND TERMS OF PAYMENT		~~4~~3

	2.1	[Reserved].	~~4~~3

	2.2	Term Loan	4

	2.3	Borrowing Procedures	5

	2.4	Payments; Reductions of Term Commitments; Prepayments	~~8~~7

	2.5	Promise to Pay.	12

	2.6	Interest Rate: Rates, Payments, and Calculations	12

	2.7	Crediting Payments	14

	2.8	Designated Account	14

	2.9	Maintenance of Loan Account; Statements of Obligations	14

	2.10	Fees	1~~5~~4

	2.11	[Reserved]	15

	2.12	[Reserved].	15

	2.13	Capital Requirements.	15

	2.14	Collections.	1~~7~~6

3.	CONDITIONS; TERM OF AGREEMENT.		18

	3.1	Conditions Precedent to the Initial Extension of Credit	18

	3.2	Conditions Precedent to all Extensions of Credit	18

	3.3	[Reserved	1~~9~~8

	3.4	Effect of Maturity	1~~9~~8

	3.5	Reserved	19

	3.6	Conditions Subsequent	19

4.	REPRESENTATIONS AND WARRANTIES.		19

	4.1	Due Organization and Qualification; Subsidiaries	~~20~~19

	4.2	Due Authorization; No Conflict	20

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	4.3	Governmental Consents	2~~1~~0

	4.4	Binding Obligations; Perfected Liens	21

	4.5	Title to Assets; No Encumbrances	21

	4.6	Litigation	2~~2~~1

	4.7	Compliance with Laws	2~~2~~1

	4.8	No Material Adverse Effect	22

	4.9	Solvency	22

	4.10	Employee Benefits	2~~3~~2

	4.11	Environmental Condition	2~~3~~2

	4.12	Complete Disclosure	23

	4.13	Patriot Act	2~~4~~3

	4.14	Indebtedness	2~~4~~3

	4.15	Payment of Taxes	24

	4.16	Margin Stock	24

	4.17	Governmental Regulation	24

	4.18	OFAC	2~~5~~4

	4.19	Employee and Labor Matters	2~~5~~4

	4.20	Material Contracts	25

	4.21	Leases	25

	4.22	[Reserved.]	25

	4.23	[Reserved.]	25

	4.24	Location of Equipment	2~~6~~5

	4.25	[Reserved	2~~6~~5

	4.26	Immaterial Subsidiaries	2~~6~~5

	4.27	Name and Address; Properties	2~~6~~5

	4.28	Existing Business Relationships	2~~6~~5

	4.29	O.S.H.A.	26

	4.30	First Lien Loan Documents	26

5.	AFFIRMATIVE COVENANTS		26

	5.1	Financial Statements, Reports, Certificates	2~~7~~6

	5.2	[Reserved]	2~~7~~6

	5.3	Existence	2~~7~~6

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	5.4	Maintenance of Properties	2~~7~~6

	5.5	Taxes	27

	5.6	Insurance	27

	5.7	Inspection	2~~8~~7

	5.8	Compliance with Laws	28

	5.9	Environmental	28

	5.10	Disclosure Updates	2~~9~~8

	5.11	Formation of Subsidiaries	2~~9~~8

	5.12	Further Assurances	~~30~~29

	5.13	Lender Meetings	3~~1~~0

	5.14	Location of Collateral; Offices	3~~1~~0

	5.15	Bank Products	3~~1~~0

	5.16	Material Contracts	31

	5.17	Name Change; Organizational Change; Creation of Affiliates	31

	5.18	[Reserved]	31

	5.19	[Reserved]	3~~2~~1

	5.20	Financial Advisor	3~~2~~1

6.	NEGATIVE COVENANTS		3~~2~~1

	6.1	Indebtedness	3~~2~~1

	6.2	Liens	3~~2~~1

	6.3	Restrictions on Fundamental Changes	32

	6.4	Disposal of Assets	3~~3~~2

	6.5	Nature of Business	3~~3~~2

	6.6	Prepayments; Amendments; Settlements	33

	6.7	Restricted Payments	3~~4~~3

	6.8	Accounting Methods	34

	6.9	Investments	34

	6.10	Transactions with Affiliates	34

	6.11	Use of Proceeds	3~~5~~4

	6.12	Limitation on Issuance of Equity Interests	35

	6.13	Immaterial Subsidiaries	35

	6.14	[Holding Company	3~~6~~5

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	6.15	Removal of Collateral	3~~6~~5

	6.16	Burdensome Agreement	3~~6~~5

	6.17	Capital Expenditures	36

7.	FINANCIAL COVENANTS.		3~~7~~6

8.	EVENTS OF DEFAULT		38

	8.1	Payments	38

	8.2	Covenants	38

	8.3	Judgments	3~~9~~8

	8.4	Voluntary Bankruptcy, etc	39

	8.5	Involuntary Bankruptcy, etc	39

	8.6	Default Under Other Agreements	39

	8.7	Representations, etc	~~40~~39

	8.8	Guaranty	~~40~~39

	8.9	Security Documents	40

	8.10	Loan Documents	40

	8.11	Change of Control	40

	8.12	Subordination Provisions	40

	8.13	Settlement Payments	4~~1~~0

9.	RIGHTS AND REMEDIES		4~~1~~0

	9.1	Rights and Remedies	4~~1~~0

	9.2	Remedies Cumulative	41

10.	WAIVERS; INDEMNIFICATION		4~~2~~1

	10.1	Demand; Protest; etc	4~~2~~1

	10.2	The Lender Group’s Liability for Collateral	4~~2~~1

	10.3	Indemnification	4~~2~~1

11.	NOTICES		43

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION		44

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		4~~6~~5

	13.1	Assignments and Participations	4~~6~~5

	13.2	Successors	~~50~~49

14.	AMENDMENTS; WAIVERS		50

	14.1	Amendments and Waivers	50

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	14.2	Replacement of Certain Lenders	5~~2~~1

	14.3	No Waivers; Cumulative Remedies	5~~3~~2

15.	AGENT; THE LENDER GROUP		5~~3~~2

	15.1	Appointment and Authorization of Agent	5~~3~~2

	15.2	Delegation of Duties	5~~4~~3

	15.3	Liability of Agent	5~~4~~3

	15.4	Reliance by Agent	54

	15.5	Notice of Default or Event of Default	5~~5~~4

	15.6	Credit Decision	55

	15.7	Costs and Expenses; Indemnification	5~~6~~5

	15.8	Agent in Individual Capacity	5~~7~~6

	15.9	Successor Agent	5~~7~~6

	15.10	Lender in Individual Capacity	57

	15.11	Collateral Matters	5~~8~~7

	15.12	Restrictions on Actions by Lenders; Sharing of Payments	5~~9~~8

	15.13	Agency for Perfection	~~60~~59

	15.14	Payments by Agent to the Lenders	~~60~~59

	15.15	Concerning the Collateral and Related Loan Documents	~~60~~59

	15.16	[Reserved]	~~60~~59

	15.17	Several Obligations; No Liability	~~60~~59

16.	WITHHOLDING TAXES		6~~1~~0

	16.1	Payments	6~~1~~0

	16.2	Exemptions	6~~1~~0

	16.3	Reductions	6~~3~~2

	16.4	Refunds	63

17.	GENERAL PROVISIONS		6~~4~~3

	17.1	Effectiveness	6~~4~~3

	17.2	Section Headings	6~~4~~3

	17.3	Interpretation	6~~4~~3

	17.4	Severability of Provisions	6~~4~~3

	17.5	[Reserved]	6~~4~~3

	17.6	Debtor-Creditor Relationship	6~~4~~3

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17.7	Counterparts; Electronic Execution	6~~4~~3

17.8	Revival and Reinstatement of Obligations; Certain Waivers	6~~5~~4

17.9	Confidentiality	6~~5~~4

17.10	Survival	6~~7~~6

17.11	Patriot Act	6~~7~~6

17.12	Integration	6~~7~~6

17.13	No Setoff	6~~8~~7

17.14	Intercreditor Agreement	6~~8~~7

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SECOND LIEN TERM LOAN CREDIT AGREEMENT

THIS SECOND LIEN TERM LOAN CREDIT AGREEMENT (this “Agreement”), is entered into as of August 7, 2017, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WILMINGTON SAVINGS FUND SOCIETY, FSB, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”), and NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (“Borrower”).

WHEREAS, Borrower and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), commenced voluntary bankruptcy cases on April 30, 2017 under Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which proceedings are jointly administered under case number 17-10949 (KJC) (the “Bankruptcy Cases”);

~~WHEREAS, Borrower is party to that certain Amended and Restated Credit Agreement, dated as of February 3, 2014 (as amended, modified or supplemented prior to the date hereof, the “Prepetition ABL Credit Agreement”), among Borrower, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent;~~

~~WHEREAS, each of the Debtors is party to that certain Debtor-in-Possession Credit Agreement, dated as of April 30, 2017 (as amended, modified or supplemented prior to the date hereof, the “DIP ABL Credit Agreement”), among such Debtors, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent;~~

WHEREAS, each of the Debtors is party to that certain Term Loan Credit Agreement, dated as of April 15, 2016 (as amended, modified or supplemented prior to the date hereof, the “Prepetition Term Credit Agreement”), among Borrower, the lenders party thereto from time to time and Wilmington Savings Fund Society, FSB, as administrative agent;

WHEREAS, each of the Debtors is party to that certain Debtor-in-Possession Term Loan Credit Agreement, dated as of April 30, 2017 (as amended, modified or supplemented prior to the date hereof, the “DIP Term Credit Agreement”), among such Debtors, the lenders party thereto from time to time and Wilmington Savings Fund Society, FSB, as administrative agent;

WHEREAS, ~~pursuant to~~on the Closing Date, following the end of the stay period as described in that certain Findings of Fact, Conclusions of Law and Order Approving (i) the Adequacy of the Disclosure Statement; (ii) Prepetition Solicitation Procedures; and (iii) Confirmation of the Prepackaged Plan, entered by the Bankruptcy Court on July 25, 2017 (the “Order”) in connection with the Bankruptcy Cases~~, the Bankruptcy Court confirmed the Approved Plan (as defined below); and WHEREAS, Borrower has requested, following the end of the stay period as described in the Order~~; and subject to the conditions set forth herein, the Lenders ~~extend~~extended to Borrower a $26,790,000 senior second lien term loan facility (~~i~~1) to repay obligations outstanding under ~~the~~ (I) that certain Amended and Restated Credit Agreement, dated as of February 3, 2014 (as amended, modified or supplemented prior to the date hereof, the “Prepetition ABL Credit Agreement ~~and the DIP ABL Credit Agreement, (ii~~”), among the Borrower, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent and (II) the Debtor-in-Possession Credit Agreement, dated as of April 30, 2017 (as amended, modified or supplemented prior to the date hereof, the “DIP ABL Credit Agreement”), among such Debtors, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent, (2) to pay settlement amounts, costs, fees and expenses incurred in connection with the dismissal or settling of any appeals of the Order (including, without limitation, the Hargreaves Appeal (as defined below)), (~~iii~~3) to make certain payments as provided in the Approved Plan, (~~iv~~4) to pay costs and expenses incurred in connection with the Approved Plan, and (~~v~~5) for working capital, transaction expenses and other general corporate purposes~~.~~; and

WHEREAS, the Borrower has requested that the Lenders amend this Agreement on the First Amendment Effective Date (as defined below) and the Lenders are willing to do so, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions prior to giving effect to such Accounting Change and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified

2

within 180 days after the initial receipt of such monies (or to enter into a binding commitment thereof within said 180 day period), (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies (or, in the case of such binding commitment, subsequently complete such replacement, purchase, or construction within an additional 90 days thereafter), then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(i); provided, however, that Borrower shall not have the right to use any Net Cash Proceeds in excess of $1~~0,000,000~~5,000,000 (or such greater amount as agreed to by Agent in writing in its sole discretion) in the aggregate to make such replacements, purchases or construction in any given fiscal year. Nothing contained in this Section 2.4(e)(ii) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii) Extraordinary Receipts. Subject to Section 2.4(f)(ii), within three (3) Business Days of the date of receipt (or if an Event of Default has occurred and is continuing and Agent or First Lien Agent has exercised dominion over the Loan Parties’ Deposit Accounts, concurrently with receipt) by Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iv) Indebtedness. Subject to Section 2.4(f)(ii), within three (3) Business Days of the date of incurrence (or if an Event of Default has occurred and is continuing and Agent or First Lien Agent has exercised dominion over the Loan Parties’ Deposit Accounts, concurrently with incurrence) by Borrower or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(v) [Reserved.]

(vi) Specified Contribution. Subject to Section 2.4(f)(ii), concurrently with receipt by Borrower of a Specified Contribution, Borrower shall prepay the outstanding principal amount of the Term Loan in accordance with Section 2.4(f)(i) in an amount equal to 100% of such Specified Contribution.

(vii) Capital Leases. Prior to the second (2nd) anniversary of the First Amendment Effective Date, or, with respect to any vehicles acquired during the period commencing January 1, 2020 and ending on December 31, 2020 pursuant to clause (iii) of the definition of Permitted Purchase Money Indebtedness, concurrently with the Acquisition of any vehicle subject to a Capital Lease, the Borrower shall prepay the outstanding principal amount of the Term Loans in accordance with Section 2.4(f)(i) in an amount equal to the greater of (x) $20,000 and (y) the value of similar vehicles of the type so acquired that the Borrower or any of its Subsidiaries have recently sold or otherwise disposed of in the relevant market.

(f) Application of Payments.

(i) Each prepayment pursuant to Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied to the remaining installments of principal due on the Term Loan pro rata among such remaining installments, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(ii) Notwithstanding anything to the contrary herein, Borrower shall have no obligations under, and no payments shall be required or made pursuant to, Section 2.4(e) except to the extent that as of the due date of such prepayment the Discharge of the Senior Obligations shall have occurred.

2.5 Promise to Pay.

(a) Borrower agrees to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (upon the written instruction of the Required Lenders) (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)); Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that (i) its obligations contained in the first sentence of this Section 2.5 shall survive payment or satisfaction in full of all other Obligations and (ii) all payments of the Lender Group Expenses shall be nonrefundable under all circumstances.

(b) Any Lender may request that any portion of its Term Commitments or the Term Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by such Lender and reasonably satisfactory to Borrower. Thereafter, the portion of the Term Commitments and Term Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6 Interest Rate: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), the Term Loan shall bear interest at both (i) a per annum rate equal to the Cash Interest Rate, payable in cash on the exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11 Formation of Subsidiaries. Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary (other than an Immaterial Subsidiary) or acquires any direct or indirect Subsidiary (other than an Immaterial Subsidiary) after the Closing Date, within 10 Business Days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $2,500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of Borrower that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by the Required Lenders in consultation with Borrower) in relation to the benefits to the Lender Group of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of Borrower that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by the Required Lenders in consultation with Borrower) in relation to the benefits to the Lender Group of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation, or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document. For the avoidance of doubt, for all purposes under this Section 5.11, the formation and acquisition of a Person shall be deemed to include any formations and acquisitions by division; provided that compliance with the requirements of this Section 5.11 shall not cure any Default or Event of Default for the occurrence of such division.

5.14 Location of Collateral; Offices. Borrower will, and will cause each of its Subsidiaries to, keep its Equipment only at the locations identified on Schedule 5.14 and their chief executive offices, or any office where Borrower or any Subsidiary maintains its Records (including computer printouts and programs) with respect to any Collateral, only at the locations identified on Schedule 5.14; provided, that (a) Borrower may amend Schedule 4.24 or Schedule 5.14 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and (b) Certificated Equipment may be moved within the United States.

5.15 Bank Products. Loan Parties shall establish their primary depository and treasury management relationships with financial institutions acceptable to Agent and maintain such depository and treasury management relationships at all times during the term of the Agreement.

5.16 Material Contracts. Borrower shall, and shall cause each of its Subsidiaries to maintain in full force and effect the Material Contracts and Borrower shall provide notice to Agent promptly, but in any event within 5 Business Days after the occurrence thereof, of any material amendments, supplements or other modifications to any Material Contract.

5.17 Name Change; Organizational Change; Creation of Affiliates. Borrower shall, and shall cause each of its Subsidiaries to, (i) provide Agent with no fewer than thirty (30) calendar days’ notice prior to any proposed (a) change in Borrower’s or any Subsidiary’s state of organization or organizational structure, (b) change of Borrower’s or any Subsidiary’s name, (c) use of any trade name or fictitious name, “d/b/a” or other similar designation, (d) creation (including by division) of any new Affiliate under the control of Borrower, or (e) transaction or series of transactions pursuant to which Borrower or any of its Subsidiaries would become an Affiliate under the control of any other Person, and (ii) provide certified copies of any amended, restated, supplemented or otherwise modified Governing Documents that are or will be effective in connection with any of the foregoing, if applicable.

5.18 [Reserved].

5.19 [Reserved].

5.20 Financial Advisor.

(a) Borrower shall use commercially reasonable efforts to identify and appoint a chief financial officer (the “CFO”) as soon as practicable following execution of this Agreement. Prior to the date on which a CFO reasonably satisfactory to the Required Lenders is appointed, Borrower will continue to employ a financial advisor reasonably satisfactory to the Required Lenders (the “Financial Advisor”).

(b) Until the CFO has been appointed and the Financial Advisor’s engagement has been terminated, Borrower and each of its Subsidiaries hereby authorizes the Financial Advisor to communicate directly with Agent and Agent’s professionals and advisors regarding Borrower and its Subsidiaries and any matters within the scope of the Financial Advisor’s work related thereto.

6. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Term Commitments and payment in full of the Obligations:

6.1 Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes. Borrower will not, and will not permit any of its Subsidiaries to,

(a) other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, division, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Borrower that are not Loan Parties (for the avoidance of doubt, in no event shall Nuverra Rocky Mountain be permitted to merge or consolidate into any Loan Party or Subsidiary of any Loan Party),

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) are subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Borrower that is not liquidating or dissolving, or

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4; or

(d) file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to applicable law with respect to any corporation, limited liability company, partnership or other entity).

6.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Borrower will not, and will not permit any of its Subsidiaries to (a) convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets or (b) file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to applicable law with respect to any corporation, limited liability company, partnership or other entity).

6.5 Nature of Business. Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6 Prepayments; Amendments; Settlements. Borrower will not, and will not permit any of its Subsidiaries to,

(a) do any of the following:

(i) except in connection with Refinancing Indebtedness permitted by Section 6.1, optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness (other than the First Lien Indebtedness) of Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement and (B) Permitted Intercompany Advances,

(ii) [reserved], or

(iii) make any payment on account of other Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions,

(b) directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, and (D) First Lien Indebtedness, provided that such amendment, modification or other change is permitted under the Intercreditor Agreement, or

(ii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or

Environmental Law or Environmental Permits by or relating to Borrower or any of its Subsidiaries or any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to (1) any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Person or its officers, directors, employees, controlling persons or members or (B) a material breach in bad faith by any Indemnified Person of its obligations under this Agreement or the other Loan Documents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. THE PROVISIONS OF THIS SECTION 10.3 SHALL SURVIVE THE RESIGNATION OR TERMINATION OF ANY AGENT AND TERMINATION OF THIS AGREEMENT.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:             NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

~~14~~672~~4 North~~0 N. Scottsdale Road, Suite ~~3~~190~~0~~

Scottsdale, Arizona 8525~~4~~

3

Attn: Chief Legal Officer

Tel: (602) 903-7802

Fax No.: (602) 903-7806

with copies to:             SQUIRE PATTON BOGGS (US) LLP

1 E. Washington Street, Suite 2700

Phoenix, Arizona 85004

Attn: Matthew Holman, Esq.

Tel: (602) 528-4083

Fax No.: (602) 253-8129

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:	NUVERRA ENVIRONMENTAL SOLUTIONS,
INC., a Delaware corporation

By:
Name:
Title:

ASCRIBE II INVESTMENTS LLC, as a Lender

By:
Name:
Title:

ASCRIBE III INVESTMENTS LLC, as a Lender

By:
Name:
Title:

ECF VALUE FUND, LP, as a Lender

By:
Name:
Title:

ECF VALUE FUND II, LP, as a Lender

By:
Name:
Title:

ECF VALUE FUND INTERNATIONAL MASTER, LP, as a Lender

By:
Name:
Title:

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition and (d) is not guaranteed by any other Loan Party.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or a material portion of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Delayed Draw Term Loan” has the meaning specified therefor in Section 2.2(c) of the Agreement.

“Additional Delayed Draw Term Loan Commitment” means, with respect to each Lender, its Additional Delayed Draw Term Loan Commitment, and, with respect to all Lenders, their Additional Delayed Draw Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Additional Delayed Draw Term Loan Commitment Termination Date” means the later of (a) the date of the Discharge of the Senior Obligations and (b) August 7, 2019.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

Schedule 1.1 – Page 1

“Approved Plan” means those certain plans of reorganization approved by the United States Bankruptcy Court for the District of Delaware pursuant to the Order.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.

“Bankruptcy Cases” has the meaning set forth in the recitals to the Agreement.

“Bankruptcy Code” has the meaning set forth in the recitals to the Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to the Agreement.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Blocked Account” has the meaning specified therefor in Section 2.14(a) of the Agreement.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means a borrowing consisting of Term Loans made on the same day by the Lenders.

“Bridge Loan” means the loan advanced to the Borrower pursuant to the Bridge Loan Agreement.

“Bridge Loan Agreement” that certain Bridge Term Loan Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, Wilmington Savings Fund Society, FSB, as administrative agent, and the lenders identified on the signature pages thereof, in form and substance satisfactory to the Agent.

Schedule 1.1 – Page 3

“Bridge Subordination Agreement” means the Subordination Agreement, dated as of First Amendment Effective Date, by and among Agent, the First Lien Agent, Wilmington Savings Fund Society, FSB, the Borrower and each other obligor party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or which is a day on which Agent is otherwise closed for transacting business with the public.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in Borrower which equity investment is made substantially contemporaneously with the making of the expenditure, (e) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (f) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Borrower or any of its Affiliates).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e)

Schedule 1.1 – Page 4

equity securities in Borrower representing more than 40% of the combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent ~~governing body of Borrower, or (ii) Ascribe Capital LLC shall cease to (x) own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in Borrower representing more than 25% of the combined voting power of all of the equity securities entitled to vote for members of the board of directors or equivalent governing body of Borrower, in each case, on a fully-diluted basis (and taking into account all such securities that the Equity Investors have the right to acquire pursuant to any option right (as defined in clause (b) below)) and (y) have a right to designate or appoint at least 2/5 of the members of the board of directors or equivalent~~ governing body of Borrower; or

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(c) during any period of 12 consecutive months, individuals who at the beginning of such period were members of Borrower’s board of directors cease for any reason to constitute a majority of the directors of Borrower then in office unless (i) such new directors were elected by a majority of the directors of Borrower who constituted the board of directors of Borrower at the beginning of such period (or by directors so elected) or by the stockholders pursuant to the nomination of the existing directors, or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability, or

(d) Borrower shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the other Loan Parties; or

(e) a “Change of Control” (as defined in the First Lien Credit Agreement or the Bridge Loan Agreement, as applicable) shall occur.

“China Water” means China Water and Drinks, Inc., a Delaware corporation.

“Clearwater Acquisition” means the acquisition of all of the Equity Interests of (i) Clearwater Three, LLC, an Ohio limited liability company, (ii) Clearwater Five, LLC, an Ohio limited liability company, and (iii) Clearwater Solutions, LLC, an Ohio limited liability company, pursuant to the Clearwater Acquisition Agreement.

Schedule 1.1 – Page 6

“Clearwater Acquisition Agreement” means that certain Equity Purchase Agreement, dated as of October 5, 2018, among David Niederst Irrevocable Trust and Stillwater Seven, LLC as sellers and Nuverra Ohio Disposal LLC, as buyer, as amended and in effect from time to time to the extent permitted herein.

“Clearwater Business” has the meaning ascribed to the term “Business” in the Clearwater Acquisition Agreement as in effect on the First Amendment Effective Date.

“Closing Date” means the date of the making of the initial Term Loans (or other extension of credit) under the Agreement.

“Closing Date Term Loan” has the meaning specified therefor in Section 2.2(a) of the Agreement.

“Closing Date Term Loan Commitment” means, with respect to each Lender, its Closing Date Term Loan Commitment, and, with respect to all Lenders, their Closing Date Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or any of its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collection Account” has the meaning specified therefor in Section 2.14(a) of the Agreement.

“Competitor” means any Person which is a direct competitor of Borrower or its Subsidiaries if, at the time of a proposed assignment, the assigning Lender has actual knowledge that such Person is a direct competitor of Borrower or its Subsidiaries; provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrower or its Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries,

Schedule 1.1 – Page 7

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).

“Designated Price” means the 20-day volume weighted average price of the common stock of the Borrower preceding the issuance of a press release or other similar public announcement of the Clearwater Acquisition.

“DIP ABL Credit Agreement” has the meaning set forth in the recitals to the Agreement.

“DIP Term Credit Agreement” has the meaning set forth in the recitals to the Agreement.

“Discharge of the Senior Obligations” has the meaning specified therefor in the Intercreditor Agreement.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Term Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any fiscal period,

Schedule 1.1 – Page 9

(a) Borrower’s consolidated net earnings (or loss), minus aggregate amount not to exceed $750,000 per acquisition, whether or not consummated, in the applicable period,

(xii) any fees, expenses, commissions, costs or other charges incurred prior to one hundred and eighty (180) days following the Closing Date and related to the Bankruptcy Cases, the Approved Plan and the transactions contemplated by the Bankruptcy Cases and the Approved Plan,

(xiii) any fees, expenses, commissions, costs or other charges incurred in connection with the Bankruptcy Cases with respect to (A) the Borrower’s engagement of the Financial Advisor, and (B)(1) the Hargreaves Appeal or (2) any other appeals of the Order, in an aggregate amount in the case of (1) and (2) not to exceed $750,000,

(xiv) non-recurring non-cash charges, expenses and losses (including losses from disposition of assets), and

(xv) all expenses and charges to the extent fully reimbursed in cash by a third party~~.~~;

provided, that, notwithstanding anything to the contrary contained herein, for the period commencing on September 1, 2017 and ending on August 31, 2018, EBITDA shall include that portion of EBITDA attributable to the Clearwater Business for each of the fiscal months set forth below in the amount set forth below opposite such fiscal month:

Fiscal Month	EBITDA
Fiscal Month ending September 30, 2017	$399,274
Fiscal Month ending October 31, 2017	$444,299
Fiscal Month ending November 30, 2017	$445,432
Fiscal Month ending December 31, 2017	$915,254
Fiscal Month ending January 31, 2018	$511,589
Fiscal Month ending February 28, 2018	$654,183
Fiscal Month ending March 31, 2018	$407,971
Fiscal Month ending April 30, 2018	$597,653
Fiscal Month ending May 31, 2018	$421,227
Fiscal Month ending June 30, 2018	$640,019
Fiscal Month ending July 31, 2018	$660,625
Fiscal Month ending August 31, 2018	$597,482

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of or liability under Environmental Laws or releases of Hazardous Materials, including without limitation (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or

Schedule 1.1 – Page 11

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” means, collectively, that certain fee letter, dated as of even date with the Agreement, between Borrower and Agent.

“Financial Advisor” has the meaning specified therefor in Section 5.20(a) of the Agreement.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the other Loan Parties, the Agent and the Lenders party thereto.

“First Amendment Effective Date” means the date on which each of the conditions precedent set forth in Section 3 of the First Amendment shall have been satisfied or waived in accordance with the terms thereof.

“First Lien Agent” means the “Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of the date hereof, by and among ACF FinCo I LP, the First Lien Agent, the First Lien Lenders, Borrower and each other Person party thereto from time to time as a loan party thereunder, as amended and in effect from time to time to the extent permitted herein and in the Intercreditor Agreement.

“First Lien Indebtedness” means the Indebtedness evidenced by the First Lien Loan Documents.

“First Lien Lenders” means each of the “Lenders” under and as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and each other agreement, document and instrument executed and delivered in connection therewith, as amended and in effect from time to time to the extent permitted herein and in the Intercreditor Agreement.

“First Lien Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“Fixed Charge Coverage Ratio” means, as of any date of determination and with respect to Borrower determined on a consolidated basis in accordance with GAAP, the ratio of (a) for the four fiscal quarters ending on such date, EBITDA minus Capital Expenditures (other than Capital Expenditures financed with Indebtedness (other than “Revolving Loans” under and as defined in the First Lien Credit Agreement)) made or incurred during such period, to (b) Fixed Charges for such period. Notwithstanding the foregoing, for purposes of determining the

Schedule 1.1 – Page 14

“Maturity Date” means ~~February~~October 7, 2021.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b) with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, or the issuance by Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a proposed Acquisition, on a quarter by quarter basis, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Required Lenders,

Schedule 1.1 – Page 20

(e) [reserved],

(f) the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA (calculated on an annualized basis) for the most recently ended three (3) consecutive month period prior to the date of the proposed Acquisition,

(g) Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition,

(h) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,

(i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States,

(j) the subject assets or Equity Interests, as applicable, are being acquired directly by Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, Borrower or the applicable Loan Party shall have demonstrated to the Required Lenders that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties,

(k) the consideration payable (including deferred payment obligations, earn-outs or other similar contingent considerations) in connection with such Acquisition does not exceed $2,300,000, and, when combined with all other Acquisitions, $5,750,000 in any eighteen (18) consecutive month period; provided, however, the Clearwater Acquisition shall not be subject to any of the conditions or restrictions set forth in this clause (k),

(l) after giving effect to such Acquisition the Borrower is in pro forma compliance with covenant set forth in Section 7(a)(i), and

(m) Agent shall have received prior to the proposed Acquisition, a certificate, in form and substance satisfactory to the Required Lenders, signed by an officer of Borrower certifying compliance with the foregoing conditions.

Schedule 1.1 – Page 23

Loan Party, and (ii) from any Subsidiary of Borrower that is not a Loan Party to any other Subsidiary of Borrower,

(o) the transfer or sale of assets and dissolution of Appalachian Water Services, LLC as contemplated pursuant to, and in accordance with, that certain Order Approving Motion for Authorization for Debtors to Enter into Stipulation Resolving Contract Rights, Claims and Objections of the Shallenberger Parties, entered by the Bankruptcy Court on July 21, 2017,

(p) the disposition of assets set forth on Schedule P-1 to the Agreement, and

(q) sales or dispositions of fixed assets not otherwise permitted in clauses (a) through (o) above so long as (1) no Default or Event of Default then exists or would arise therefrom, (2) made at fair market value, (3) if such sales or dispositions are to an Affiliate of Borrower or its Subsidiaries, they are (x) on terms that no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate, and (y) not prohibited by Section 6.10 of the Agreement, and (4) the aggregate fair market value of all assets disposed of (including the proposed disposition) would not exceed $~~1~~23,~~8~~000,000 per year (or such greater amount as agreed to by the Required Lenders in writing in their sole discretion).

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement or the other Loan Documents,

(b) Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) Subordinated Indebtedness (including Earn-Outs) incurred solely for purposes of Permitted Acquisitions in an amount not to exceed $3,737,500 per year,

(g) Acquired Indebtedness in an amount not to exceed $2,875,000 outstanding at any one time,

Schedule 1.1 – Page 25

Agreement), so long as such Existing Letters of Credit are cancelled and returned to the issuer thereof within ninety (90) days from the Closing Date,

(s) First Lien Indebtedness pursuant to the First Lien Loan Documents, so long as such Indebtedness is subject to the terms and conditions of the Intercreditor Agreement,

(t) Indebtedness under the Bridge Loan Agreement; provided that (i) the aggregate outstanding amount of such Indebtedness shall not exceed $25,000,000, (ii) such Indebtedness shall be subordinated in right of payment (which, for the avoidance of doubt, shall include a restriction on all cash payments with respect to such Indebtedness except (A) monthly cash interest payments so long as no Event of Default shall have occurred and be continuing or would result therefrom and (B) payments as provided in clause (iii) below) on terms satisfactory to the Agent pursuant to the Bridge Subordination Agreement, (iii) such Indebtedness shall be extinguished in full (either by conversion to Qualified Equity Interests of the Borrower or repaid in full in cash solely with the proceeds of an issuance of Qualified Equity Interests of the Borrower) on or before the earlier to occur of (A) the date on which the Rights Offering has been consummated and (B) April 4, 2019, (iv) such Indebtedness shall not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and shall otherwise be on terms and conditions reasonably acceptable to Agent, (v) such Indebtedness shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations), and (vi) the terms and conditions of such subordination and any such Indebtedness shall be acceptable to Agent in its sole discretion; and

(u) ~~(t)~~ any other unsecured Indebtedness incurred by Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed $575,000 at any one time.

“Permitted Intercompany Advances” means loans and other Investments made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party, (c) a Subsidiary of Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of Borrower that is not a Loan Party so long as (i) the aggregate amount of all such loans and other Investments (by type, not by the borrower) does not exceed $287,500 outstanding at any one time, and (ii) at the time of the making of such loan and other Investments, no Event of Default has occurred and is continuing or would result therefrom.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

Schedule 1.1 – Page 27

Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $9,775,000~~;~~ provided, however, in each case solely in connection with the acquisition of new vehicles in replacement of existing vehicles, during the periods commencing (i) on the First Amendment Effective Date and ending on December 31, 2018, the Borrower and its Subsidiaries may enter into agreements to incur additional Capitalized Lease Obligations in an aggregate principal amount outstanding at any one time not in excess of $8,625,000, during such period, (ii) on January 1, 2019 and ending on December 31, 2019, the Borrower and its Subsidiaries may enter into agreements to incur additional Capitalized Lease Obligations in an aggregate principal amount outstanding at any one time not in excess of $8,625,000 during such period, and (iii) on January 1, 2020 and ending on December 31, 2020, the Borrower and its Subsidiaries may enter into agreements to incur additional Capitalized Lease Obligations in an aggregate principal amount outstanding at any one time not in excess of the difference between (x) the aggregate amount of Capitalized Lease Obligations entered into pursuant to clauses (i) and (ii) above and (y) $17,250,000 in each case subject to compliance with Section 2.4(e)(viii).

“PIK Extension Fee” has the meaning specified therefor in Section 2.6(a) of this Agreement.

“PIK Interest Rate” means, as of any date, 5.5% per annum.

“PIK Termination Date” has the meaning specified therefor in Section 2.6(a) of the Agreement.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Prepetition ABL Credit Agreement” has the meaning set forth in the recitals to the Agreement.

“Prepetition Term Credit Agreement” has the meaning set forth in the recitals to the Agreement.

“Professional Fee Account” means that certain deposit account ending in 7118 established with Wells Fargo Bank, N.A., established solely for purposes of the payment of certain professional fees accrued during the pendency of, and in connection with, the Bankruptcy Cases with an aggregate amount on deposit not to exceed $8,500,000.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

Schedule 1.1 – Page 31

“Rights Offering” means that certain rights offering of the Borrower pursuant to which the Borrower anticipates dividending to the holders of its common stock subscription rights to purchase shares of the common stock of the Borrower on a pro rata basis with an aggregate purchase price of $32,500,000 (with the value of such common stock being determined based on the Designated Price thereof).

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” has the meaning specified therefor in Section 13.1(h) of the Agreement.

“Security Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, the Trademark Security Agreement, the Patent Security Agreement and each other security agreement or other instrument or document executed and delivered pursuant to terms of the Agreement or pursuant to any of the Security Documents to secure any of the Obligations.

“Solvent” means, with respect to any Person as of any date of determination, that (a) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (b) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (c) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances (provided, that this clause (c) shall exclude any definition of “solvent” or “insolvent” which is

Schedule 1.1 – Page 34

Schedule 3.1

The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the following conditions precedent:

(a) the Closing Date shall occur on or before August 7, 2017;

(b) Agent shall have received appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i) this Agreement;

(ii) the Intercreditor Agreement;

(iii) the Control Agreements required to be delivered on the Closing Date pursuant to the Agreement,

(iv) the Fee Letter,

(v) the Guaranty and Security Agreement,

(vi) the Intercompany Subordination Agreement,

(vii) a Perfection Certificate, and

(viii) the Trademark Security Agreement;

(d) Agent shall have received a certificate from a responsible officer of each Loan Party:

(i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party,

(ii) authorizing specific officers of such Loan Party to execute the same, attesting to the incumbency and signatures of such specific officers of such Loan Party,

(iii) attesting to copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (A) certified by the responsible officer of such Loan Party, and (B) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official,

Schedule 3.1 – Page 1

Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies to each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days after the end of each month during each of Borrower’s fiscal years,

(a) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management to the extent prepared by Borrower (and, to the extent not so prepared by Borrower, an e-mail summary with performance highlights and other detail reasonably requested by Agent or the Required Lenders), and

(b) a Compliance Certificate.

as soon as available, but in any event within 120 days after the end of each of Borrower’s fiscal years,

consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and the Required Lenders and certified, without any qualifications (including any (A) qualification or exception as to the scope of such audit or (B) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management); provided that such audited annual consolidated financial statements for the fiscal year ending December 31, 2017 shall only cover the portion of such year commencing with the Closing Date and ending December 31, 2017. If Borrower’s independent certified public accountant has prepared footnotes to accompany any such financial statements, Borrower shall deliver such footnotes to Agent contemporaneously with Borrower’s delivery of the associated financial statements to Agent,

(d) a Compliance Certificate, and

(e) a detailed calculation demonstrating whether or not each Subsidiary that has been excluded as a Loan Party by virtue of being an Immaterial Subsidiary remains an Immaterial Subsidiary.

as soon as available, but in any event within 60 days after the end of each of	(f) copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its reasonable discretion, for the forthcoming fiscal year, month by month, certified by a responsible officer of Borrower as being

Schedule 5.1 – Page 1

ANNEX B

UPDATED SCHEDULES C-1, E-1, 4.1(C), 4.27 AND 5.14 TO CREDIT AGREEMENT